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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                        SCC Communications Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  7838x 10 5
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                  (12/31/98)
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of This Statement

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d(c)
    [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 10 Pages

CUSIP NO. 7838x 10 5        13G                      PAGE 2 OF 10 PAGES


--------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          The Hill Partnership III, L.P.
          Tax ID# 84-1113656
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                (a)  /X/
                                                                                (b)  / /
--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, USA
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                  1,794,932*
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                   1,794,932*
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,794,932*
--------------------------------------------------------------------------------------------------------------
 10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          16.5
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (See Instructions)
          PN
--------------------------------------------------------------------------------------------------------------
 * The shares are owned of record by The Hill Partnership III, L.P. the General Partner of which is Hill
   Carman Ventures, L.P. (See Exhibit A.)
--------------------------------------------------------------------------------------------------------------

TAX I.D. NO. 84-1113399       13G                      PAGE 3 OF 10 PAGES
CUSIP NO. 7838X 10 5

--------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Hill Carman Ventures, L.P.
          84-1113399
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                (a)  /X/
                                                                                (b)  / /
--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, USA
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                   1,794,932*
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                               1,794,932*
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,794,932*
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          16.5
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (See Instructions)
          PN
--------------------------------------------------------------------------------------------------------------
 * The shares are owned of record by The Hill Partnership III, L.P. the General Partner of which is Hill
   Carman Ventures, L.P. (See Exhibit A.)

--------------------------------------------------------------------------------------------------------------

CUSIP NO. 7838X 10 5          13G                      PAGE 4 OF 10 PAGES

--------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          Carl D. Carman
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                (a)  /X/
                                                                                (b)  / /
--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                   1,794,932*
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                               1,794,932*
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,794,932*
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.5
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (See Instructions)
          IN
--------------------------------------------------------------------------------------------------------------
 * The shares are owned of record by The Hill Partnership III, L.P. the General Partner of which is Hill
   Carman Ventures, L.P. Reporting person is a general partner of Hill Carman Ventures, L.P. (See Exhibit A.)
--------------------------------------------------------------------------------------------------------------

CUSIP NO. 7838X 10 5          13G                      PAGE 5 OF 10 PAGES

--------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          John G. Hill
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                (a)  /X/
                                                                                (b)  / /
--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                   1,794,932*
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                               1,794,932*
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,794,932*
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.5
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (See Instructions)
          IN
--------------------------------------------------------------------------------------------------------------
 * The shares are owned of record by The Hill Partnership III, L.P. the General Partner of which is Hill
   Carman Ventures, L.P. Reporting person is a general  partner of Hill Carman Ventures, L.P. (See Exhibit A.)
--------------------------------------------------------------------------------------------------------------

SCHEDULE 13G                                                 Page 6 of 10 Pages

Item 1.     (a)    Name of Issuer: SCC Communications Corporation

            (b)    Address of Issuer's Principal Executive Offices:
                   6285 Lookout Road
                   Boulder, CO 80303

Item 2.     (a)    Name of Person Filing: The Hill Partnership III, L.P., on
                   its own behalf and on behalf of its general partner, Hill
                   Carman Ventures, L.P., and John G. Hill and Carl D. Carman, the general partners of Hill Carman Ventures, L.P. (see
                   Exhibit A and Joint Filing Agreement attached hereto as
                   Exhibit B).

            (b)    Address of Principal Business Office:
                   885 Arapahoe Avenue
                   Boulder, CO 80302

            (c)    Citizenship: USA

            (d)    Title of Class of Securities: Common Stock

            (e)    CUSIP Number: 7838X 10 5

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

Item 4.  Ownership
            (a)    Amount Beneficially Owned:
                     The Hill Partnership III, L.P.:  1,794,932*
                     Hill Carman Ventures, L.P.: 1,794,932*
                     Carl D. Carman:  1,794,932*
                     John G. Hill:  1,794,932*

                 * The shares are owned of record by The Hill Partnership III, L.P., the General Partner of which is Hill Carman Ventures, L.P. Messrs. Carman and Hill are the general partners of Hill Carman Ventures, L.P. Each of Hill Carman Ventures, L.P., Mr. Carman and Mr. Hill disclaim beneficial ownership of the shares of common stock owned of record by The Hill Partnership III, L.P. except to the extent of each's interest in such shares arising from their respective interests in The Hill Partnership III, L.P. (See Exhibit A.)


           (b)    Percent of Class:
                    The Hill Partnership III, L.P.:  16.5
                    Hill Carman Ventures, L.P.:  16.5
                    Carl D. Carman:  16.5
                    John G. Hill:  16.5

           (c)    Number of shares as to which such person has:
                    (i). sole power to vote or to direct the vote:
                           The Hill Partnership III, L.P.:  1,794,932

SCHEDULE 13G                                                 Page 7 of 10 Pages

                 (ii).  shared power to vote or to direct the vote:
                          Hill Carman Ventures, L.P.: 1,794,932
                          Carl D. Carman:  1,794,932
                          John G. Hill:    1,794,932
                 (iii). sole power to dispose or to direct the disposition of:
                          The Hill Partnership III, L.P.:  1,794,932

                 (iv).  shared power to dispose or to direct the disposition of:

                          Hill Carman Ventures, L.P.: 1,794,932
                          Carl D. Carman:  1,794,932
                          John G. Hill:    1,794,932


Item 5:  Ownership of Five Percent or Less of a Class:  N/A

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
             N/A

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8:  Identification and Classification of Members of the Group:
         See Exhibit A attached hereto.

Item 9:  Notice of Dissolution of Group:  N/A

SCHEDULE 13G                                                 Page 8 of 10 Pages

Item 10:  Certification: N/A


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     February 8, 1999

                                     THE HILL PARTNERSHIP III, L.P.

                                     By  Hill Carman Ventures, L.P.,
                                         General Partner

                                     By: /s/ John G. Hill
                                        ------------------------------------
                                         John G. Hill, General Partner

SCHEDULE 13G                                                  Page 9 of 10 Pages

                                                                       EXHIBIT A

Item 8:  Identification and Classification of Members of the Group


     The 1,794,932 shares of SCC Communications, Inc. common stock that are the subject of this filing are held of record by The Hill Partnership III, L.P., a Delaware limited partnership. All voting and disposition decisions for the shares are vested in Hill Carman Ventures, L.P., a Delaware limited partnership, which is the general partner of The Hill Partnership III, L.P. The general partners of Hill Carman Ventures, L.P. are two individuals, Messrs. John G. Hill and Carl D. Carman, who customarily consult each other regarding voting and disposition decisions concerning shares held by The Hill Partnership III, L.P. Hill Carman Ventures, L.P. owns a 1% interest in The Hill Partnership III, L.P., which is subject to increase (to up to a 20% net profits interest) upon the occurrence of certain events.

SCHEDULE 13G                                                 Page 10 of 10 Pages


                                                                      EXHIBIT B

                          JOINT FILING AGREEMENT

     Each of the undersigned hereby agrees and consents to the execution and joint filing on its or his behalf by The Hill Partnership III, L.P. of this
Schedule 13G regarding beneficial ownership of Common Stock of SCC Communications Corporation as of December 31, 1998.

     IN WITNESS WHEREOF, the undersigned have executed this agreement as of the 8 day of February, 1999.





                                       THE HILL PARTNERSHIP III, L.P.

                                       By  Hill Carman Ventures, L.P.,
                                           General Partner

                                       By: /s/ John G. Hill
                                          ---------------------------------
                                          John G. Hill, General Partner

                                       Hill Carman Ventures, L.P.

                                       By: /s/ John G. Hill
                                          ---------------------------------
                                          John G. Hill, General Partner

                                       /s/ Carl D. Carman
                                       ------------------------------------
                                       Carl D. Carman


                                       /s/ John G. Hill
                                       ------------------------------------
                                       John G. Hill